11/05/2025 Business Confidential Information 1 2022-7.010 Incentive Compensation Clawback Policy Business Segment Nelnet, Inc. Table of Contents Introduction .............................................................................................................................................................................. 1 Purpose and Scope ................................................................................................................................................................. 2 Policy ....................................................................................................................................................................................... 2 Mandatory Recovery as Required by the SEC and NYSE .................................................................................................. 2 Recovery of Compensation at the Discretion of the Board ................................................................................................. 4 Miscellaneous ...................................................................................................................................................................... 5 Exceptions ............................................................................................................................................................................... 5 Validations and Violations ....................................................................................................................................................... 5 About This Document .............................................................................................................................................................. 6 Introduction Incentive clawbacks are contractual provisions where money or other compensation already paid to employees as incentive-based rewards must be returned to employers. As an issuer of securities listed on the New York Stock Exchange (NYSE), Nelnet Inc. (Nelnet) must: • Recover any excess incentive compensation paid to executive officers in the event Nelnet is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under securities laws. • Disclose our policy for ensuring compensation recovery complies with NYSE listing requirements and applicable securities laws. It is also our policy to recover incentive compensation paid to executive officers if we determine the officers engaged in fraud or intentional misconduct. As emphasized in our Code of Ethics and Conduct, at Nelnet, we’re committed to competing fairly and acting ethically to preserve our reputation and position us for continued growth. This policy, as amended and restated effective as of 12/01/2023 (the effective date), helps you understand how we handle incentive clawbacks to ensure we pursue opportunities for diversification and growth while doing the right thing. At Nelnet, we are committed to our Core Values and Guiding Principles. This document directly supports our Core Value to pursue opportunities for diversification and growth and our Guiding Principles to: Avoid insider trading. Separate personal interests from business decisions. Reject bribery and corruption. To learn more, check out our Code of Ethics and Conduct.

Incentive Compensation Clawback Policy 11/05/2025 Business Confidential Information 2 2022-7.010 Purpose and Scope Nelnet has established this document to appropriately align the interests of the executives of Nelnet, who have been designated as covered executives, with those of Nelnet and to provide for the recovery of (i) erroneously awarded compensation from Section 16 officers and (ii) recoverable amounts from covered executives. This document is designed to comply with the applicable rules of The New York Stock Exchange Listed Company Manual (the NYSE Rules) and with Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (Exchange Act) (Rule 10D-1). Tip: Refer to the Definitions section for definitions of terms used in this document. Policy Mandatory Recovery as Required by the SEC and NYSE Recovery of Erroneously Awarded Compensation Due to an Accounting Restatement In the event of an accounting restatement, the Nelnet Board of Directors (Board) reasonably promptly recovers the erroneously awarded compensation in accordance with the NYSE Rules and Rule 10D-1 as follows. • If an accounting restatement occurs, the People Development and Compensation Committee of the Board (Committee), which must be composed entirely of independent directors, determines the amount of any erroneously awarded compensation and promptly delivers a written notice to each Section 16 officer containing the amount of any erroneously awarded compensation and a demand for repayment or return of this compensation, as applicable. Recovery of erroneously awarded compensation is on a “no fault” basis, meaning it occurs regardless of whether the Section 16 officer engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the accounting restatement. • To determine the amount of any erroneously awarded compensation for incentive-based compensation that is based on a financial reporting measure other than stock price or total shareholder return (TSR), after an accounting restatement: • Nelnet recalculates the applicable financial reporting measure and the amount of incentive-based compensation that would have been received based on the financial reporting measure; and • Nelnet determines whether the Section 16 officer received a greater amount of incentive-based compensation than would have been received applying the recalculated financial reporting measure, based on (i) the originally calculated financial reporting measure and (ii) taking into consideration any discretion that the Committee applied to reduce the amount originally received. • To calculate the amount of erroneously awarded incentive-based compensation linked to stock price or TSR, when the miscalculated compensation cannot be directly recalculated based on the restated financial information: • The Committee determines the amount to be repaid or returned based on a reasonable estimate of the effect of the accounting restatement on Nelnet’s stock price or TSR, which was the basis for the incentive-based compensation; and • Nelnet keeps a record explaining how the estimate was determined and provides the relevant documentation as required to the NYSE. • The Committee shall have discretion to determine the appropriate means of recouping erroneously awarded compensation based on the particular facts and circumstances which may include, without limitation: • Requiring reimbursement of cash incentive-based compensation previously paid;

Incentive Compensation Clawback Policy 11/05/2025 Business Confidential Information 3 2022-7.010 • Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards; • Offsetting the recouped amount from any compensation otherwise owed by Nelnet to the Section 16 officer; • Cancelling outstanding vested or unvested equity awards; and/or • Taking any other remedial and recovery action permitted by law, as determined by the Committee, in its sole discretion. • Notwithstanding the foregoing in the previous bullet, except as set forth in the following paragraph, in no event may Nelnet accept an amount that is less than the amount of erroneously awarded compensation in satisfaction of a Section 16 officer’s obligations hereunder. • If a Section 16 officer fails to repay all erroneously awarded compensation to Nelnet when due, Nelnet takes reasonable and appropriate actions to recover the erroneously awarded compensation from the applicable Section 16 officer. The applicable Section 16 officer is required to reimburse Nelnet for any and all expenses reasonably incurred (including legal fees) by Nelnet in recovering the erroneously awarded compensation in accordance with the immediately preceding sentence. Nelnet is not required to take the actions mentioned previously if the Committee determines that recovery would be impracticable and either of the following two conditions are met. • The Committee determined that the direct expenses, such as reasonable legal expenses and consulting fees, paid to a third party to assist in enforcing the policy exceeds the amount to be recovered. For the Committee to make this determination, Nelnet must make a reasonable attempt to recover the erroneously awarded compensation, document the attempt(s) to recover, and provide this documentation to the NYSE; or • Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to Nelnet associates, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Internal Revenue Code of 1986, as amended, and its regulations (Code). Mandatory Disclosure Nelnet shall file this policy and, in the event of an accounting restatement, disclose information related to such accounting restatement in accordance with applicable law, including, for the avoidance of doubt, Rule 10D-1 and the NYSE Rules. Prohibition of Indemnification Nelnet is not permitted to insure or indemnify any Section 16 officer against (i) the loss of any erroneously awarded compensation that is repaid, returned, or recovered according to the terms of this policy or (ii) any claims relating to Nelnet’s enforcement of its rights under this policy. While Section 16 officers subject to this policy may purchase insurance to cover their potential recovery obligations, Nelnet is not permitted to pay or reimburse the Section 16 officer for premiums for such an insurance policy. Further, Nelnet shall not enter into any agreement that exempts any incentive- based compensation that is granted, paid, or awarded to a Section 16 officer from the application of this policy or that waives Nelnet’s right to recovery of any erroneously awarded compensation, and this policy supersedes any such agreement (whether entered into before, on, or after this policy’s effective date). Other Recoupment Rights This policy is binding and enforceable against all Section 16 officers and, to the extent required by applicable law or guidance from the U.S. Securities and Exchange Commission (SEC) or NYSE, their beneficiaries, heirs, executors, administrators, or other legal representatives. The administrator intends that this policy be applied to the fullest extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan, or any other agreement or arrangement with a Section 16 officer shall include, as a condition to the grant of any benefit it may contain, an agreement by the Section 16 officer to abide by the terms of this policy. Any right of recovery under this policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to Nelnet under applicable

Incentive Compensation Clawback Policy 11/05/2025 Business Confidential Information 4 2022-7.010 law, regulation, or rule according to the terms of any policy of Nelnet or any provision in any employment agreement, equity award agreement, compensatory plan, agreement, or other arrangement. Recovery of Compensation at the Discretion of the Board Clawback Events If (i) Nelnet is required to undertake an accounting restatement due to Nelnet’s material noncompliance, as a result of misconduct by a covered executive, with any financial reporting requirement under the U.S. federal securities laws, (ii) a covered executive engages in misconduct, or (iii) a covered executive breaches in any material respect a restrictive covenant set forth in any agreement between the covered executive and Nelnet, including but not limited to, a breach in any material respect of a confidentiality provision (any such event under clause (i), (ii), or (iii), i.e., a clawback event), the Board may, in its sole discretion, to the extent permitted by applicable law, seek to recover all or any portion of the recoverable amounts awarded to the covered executive. Determination by the Board In determining the appropriate action to take, the Board may consider factors it deems appropriate, including: • The associated costs and benefits of seeking the recoverable amounts; • The requirements of applicable law; • The extent to which the covered executive participated or otherwise bore responsibility for the clawback event; and • The extent to which the covered executive’s current compensation may or may not have been impacted had the Board or the Committee known about the clawback event. In addition, the Board may, in its sole discretion, determine whether and to what extent additional action is appropriate to address the circumstances surrounding the clawback event so as to minimize the likelihood of any recurrence and to impose other discipline as it deems appropriate. Application and Recovery Method Nothing in this policy limits, in any respect, (i) Nelnet’s right to take or not take any action with respect to any covered executive’s or any other person’s employment or (ii) the obligation of the Chief Executive Officer or Chief Financial Officer to reimburse Nelnet in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, as amended. Any determination made according to the Recovery of Compensation at the Discretion of the Board section of this policy and any resulting application and implementation need not be uniform with respect to each covered executive, or payment recovered or forfeited under this policy. As permitted by applicable law, the Board may seek to recoup recoverable amounts by all legal means available, including but not limited to, by requiring any affected covered executive to repay the amount to Nelnet by setoff, by reducing the future compensation of the affected covered executive, or by other means or combination of means as the Board, in its sole discretion, determines to be appropriate. Disclosure of Clawback Events If the Board determines that a clawback event occurred that is subsequently disclosed by Nelnet in a public filing required under the Exchange Act (i.e., a disclosed event), Nelnet discloses in the proxy statement relating to the year in which the determination is made (i) if any amount was clawed back from a covered executive and the aggregate amount clawed back or (ii) if no amount was clawed back from the covered executive as a result of the disclosed event, the fact that no amount was clawed back.

Incentive Compensation Clawback Policy 11/05/2025 Business Confidential Information 5 2022-7.010 Miscellaneous Administration and Interpretation This policy is administered by the Committee or by the Board acting as the Committee (either of these, as applicable, the Administrator), which has authority to: (i) exercise all of the powers granted to it under the policy; (ii) construe, interpret, and implement this policy; (iii) make all determinations necessary or advisable in administering this policy and for Nelnet’s compliance with NYSE Rules, Section 10D, Rule 10D-1, and any other related applicable law, regulation, rule, or interpretation of the SEC or NYSE Rules; and (iv) amend this policy, including to reflect changes in applicable law or stock exchange regulation. Any determinations made by the Administrator are final and binding on all affected individuals. Amendments and Termination The Administrator may amend this policy from time to time in its discretion and as it deems necessary. No amendment or termination of this policy is effective if the amendment or termination would (after taking into account any actions taken by Nelnet contemporaneously with the amendment or termination) cause Nelnet to violate federal securities laws, Rule 10D- 1, or NYSE Rules. Exceptions If management has a business reason for not following a requirement, they should contact AskCompliance@Nelnet.net and describe the circumstances and justification. The General Counsel must approve the exception before implementation. Validations and Violations This document is reviewed and updated as needed, and at least annually. Business segments, business units, and associates should understand and comply with its contents. Questions should be directed to the General Counsel. Note: The Board reserves the right to revise or restate this document to any extent necessary to comply with applicable regulations. This document may be applied on a retroactive basis, if necessary, to comply with NYSE listing requirements or SEC regulations regarding clawback policies on executive compensation. Legal and Audit Services periodically assess compliance. Report any actual or suspected violations to management, AskCompliance@Nelnet.net, or via Anonymous Incident Reporting on the Nelnet Portal. The Corporate Risk and Compliance Committee reviews any material violations. Failure to follow Nelnet’s policies, standards, and procedures may result in disciplinary action, up to and including termination.

Incentive Compensation Clawback Policy

About This Document

Document History

Date	Revision	Owner	Approver
11/07/2018	Initial publication on Nelnet Portal. Approved by Compensation Committee on 11/06/2018.	General Counsel	Compensation Committee
11/09/2023	Revised entire document to reflect SEC mandates. Approved by the People Development and Compensation Committee on 11/08/2023.	General Counsel	People Development and Compensation Committee
11/06/2024	Updated to reflect policy writing best practices. Approved by the People Development and Compensation Committee on 11/05/2024.	General Counsel	People Development and Compensation Committee
11/05/2025	Updated for documentation standards and template changes per maintenance review. No content changes identified. Approved by the People Development and Compensation Committee on 11/04/2025.	General Counsel	People Development and Compensation Committee

Related Laws/Regulations

- None identified.

Reference

- Section 10D of the Securities Exchange Act of 1934
- Section 304 of Sarbanes-Oxley
- Section 954 of Dodd-Frank
- Item 402(b) of SEC Regulation S-K

Responsibilities

Position	Responsibility
None identified.	

Definitions

Term	Definition
Accounting Restatement	An accounting restatement due to the material noncompliance of Nelnet with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that corrects an error that is not material to previously issued financial statements but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

11/05/2025 Business Confidential Information 2022-7.010 6

Incentive Compensation Clawback Policy 11/05/2025 Business Confidential Information 7 2022-7.010 Term Definition Clawback-Eligible Incentive Compensation All incentive-based compensation received by a Section 16 officer: (i) on or after 10/02/2023; (ii) after beginning service as a Section 16 officer; (iii) who served as a Section 16 officer at any time during the applicable performance period relating to any incentive-based compensation (whether or not the Section 16 officer is serving at the time any erroneously awarded compensation is required to be repaid to Nelnet); (iv) while Nelnet has a class of securities listed on a national securities exchange or a national securities association; and (v) during the applicable clawback period. Clawback Period The three completed fiscal years of Nelnet immediately preceding any accounting restatement date, and if Nelnet changes its fiscal year, any transition period of less than nine months within or immediately following those three completed fiscal years. Covered Executive Each Section 16 officer and any other senior executive as designated by the Committee or the Board. Erroneously Awarded Compensation The amount of clawback-eligible incentive compensation a Section 16 officer receives that exceeds the amount of incentive-based compensation that would have been received had it been determined based on the restated amounts in the accounting restatement, computed without regard to any taxes paid. Financial Reporting Measures Measures that are determined and presented in accordance with the accounting principles used in preparing Nelnet’s financial statements, and all other measures that are derived wholly or in part from such measures. Stock price and TSR (and any measures that are derived wholly or in part from stock price or TSR) are, for purposes of this policy, considered financial reporting measures. A financial reporting measure need not be presented in Nelnet’s financial statements or included in a filing with the SEC. Incentive-Based Compensation Any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. Misconduct With respect to a covered executive, the occurrence of any of the following events, as reasonably determined by the Board. • The covered executive’s conviction of, or plea of nolo contendere to, any felony (other than a vehicular-related felony). • The covered executive’s commission of, or participation in, intentional acts of fraud or dishonesty that in either case results in material harm to the reputation or business of Nelnet. • The covered executive’s intentional, material violation of any term of the covered executive’s employment agreement with Nelnet or any other contract or agreement between the covered executive and Nelnet or any statutory duty the covered executive owes to Nelnet that in either case results in material harm to the business of Nelnet. • The covered executive’s conduct that constitutes gross insubordination or habitual neglect of duties and that in either case results in material harm to the business of Nelnet. • The covered executive’s intentional, material refusal to follow the lawful directions of the Board, Nelnet’s Chief Executive Officer, or their direct manager (other than as a result of physical or mental illness). • The covered executive’s intentional, material failure to follow, or intentional conduct that violates (or would have violated, if the conduct occurred within ten years prior to the effective date and was not previously disclosed to Nelnet), Nelnet’s written policies, which are generally applicable to all associates or all officers of Nelnet, and these types of conduct result in material harm to the reputation or business of Nelnet; as long as the willful bad faith disregard is deemed to constitute intentionality for the purposes of this definition.

Incentive Compensation Clawback Policy 11/05/2025 Business Confidential Information 8 2022-7.010 Term Definition Received Actual or deemed to have been received incentive-based compensation is deemed received in Nelnet’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained even if the payment or grant of the incentive-based compensation to the Section 16 officer occurs after the end of that period. Incentive-based compensation is only treated as received during one (and only one) fiscal year, even if the incentive-based compensation is deemed received in one fiscal year and is actually received in a later fiscal year. Example: If an amount is deemed received in 2024, but is actually received in 2025, this amount is treated as received only in 2024 under this definition. Recoverable Amounts To the extent permitted under applicable law, any equity compensation (including stock options, restricted stock, time-based restricted stock units, performance-based restricted stock units, and any other equity awards), severance compensation, or cash incentive-based compensation (other than base salary). Recoverable amounts do not include erroneously awarded compensation that was recouped following the Mandatory Recovery as Required by the SEC and NYSE section of this policy. Restatement Date The earlier to occur of (i) the date the Board, a committee of the Board, or officers of Nelnet authorized to take action if Board action is not required, concludes, or reasonably should have concluded, that Nelnet is required to prepare an accounting restatement, or (ii) the date a court, regulator, or other legally authorized body directs Nelnet to prepare an accounting restatement. Section 16 Officers Each individual who is currently or was previously designated as a Nelnet officer, within the meaning of Rule 16a-1(f) of the Exchange Act. Setoff Allowing one party to reduce the amount it owes to a second party by the amount the second party owes it. As a result, only the excess amount of the net obligations is exchanged between parties. Example: If B owes A $200,000, but A owes B $40,000, B can set off the $40,000 when A claims $200,000, and pay to A only the balance of $160,000. Supporting Documentation Title (Document ID) Location Audience None identified. Note: Supporting documentation may also include compliance directives (e.g., policies, standards, etc.) for related laws and regulations. To view corresponding compliance directives, visit the Content by Law/Regulation page on The Nelnet Source.